Free Writing Prospectus	Filed pursuant to Rule 433
Dated March 24, 2022	Registration Nos. 333-228954
and 333-228954-07

Full Pricing* $1.014bn+ CNH Equipment Trust 2022-A (CNH 2022-A)

Lead Bookrunners: Citi(str.), Mizuho, Rabo, and RBC Capital Markets

Anticipated Capital Structure:

CL	AMT(MM)	WAL*	S&P/F**	P.WIN	E.FNL	L.FNL	BENCH	Launch	Yld	Cpn.	$Px

A-1	$206.200	0.34	A-1+/F1+	1-8	11/15/2022	04/17/2023			1.27127	1.27127	100.00000
A-2	$352.000	1.14	AAA/AAA	8-22	01/15/2024	08/15/2025	EDSF	+40	2.404	2.39	99.99776
A-3	$352.000	2.69	AAA/AAA	22-47	02/15/2026	07/15/2027	IntS	+50	2.961	2.94	99.99261
A-4	$81.820	3.94	AAA/AAA	47-48	03/15/2026	03/15/2029	IntS	+58	3.057	3.03	99.97149
B	$22.830	3.96	AA/A+	48-48	03/15/2026	09/17/2029	*Retained*

*WAL at 20% CPR to a 10% Clean-Up Call

**Expected Rating

-Deal Summary-

Offered Size: $1.014bn+ *No Grow*

Exp. Pricing: PRICED

Exp. Settle: 03/31/2022

Offering Format: Public

First Pay Date: 04/15/2022

ERISA: Yes

Exp. Ratings: S&P/F

Min Denoms: $1,000 x $1

BBG Ticker: CNH 2022-A

B&D: Citi

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name: xCNHEQ22A Password: JYVU

* Link: https://dealroadshow.com Passcode: CNH2022A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.